AGREEMENT FOR COOPERATIVE AND JOINT USE OF
             PERSONNEL, PROPERTY AND SERVICES BETWEEN THE EQUITABLE
                LIFE ASSURANCE SOCIETY OF THE UNITED STATES AND
               EQUITABLE LIFE ASSURANCE SOCIETY OF COLORADO INC.

      Agreement made as of the 16th day of April, 1984 between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation ("Equitable") and EQUITABLE LIFE ASSURANCE SOCIETY OF COLORADO Inc., a Colorado corporation ("Colorado Life"),


                                  Witnesseth:


      WHEREAS, Colorado Life is a wholly owned subsidiary of Equitable and desires to utilize Equitable's personnel, property and services in carrying out some of its corporate functions and Equitable is willing to furnish the same on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, the parties do hereby mutually agree as follows:

      1. Equitable will furnish, or contract with any of its affiliates or subsidiaries for the furnishing of, as available, personnel, property and services, including advice and assistance with respect to investments, requested from time to time by Colorado Life to carry out its corporate functions.

      2. Colorado Life agrees to pay to Equitable those costs and expenses incurred by Equitable or any of its affiliates or subsidiaries which, as reasonably determined by Equitable and demonstrated to the reasonable satisfaction of Colorado Life, reflect the actual cost to Equitable or its affiliates or subsidiaries of furnishing such personnel, property and services.

      3. The books, accounts and records of Equitable and Colorado Life as to all transactions hereunder, shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges or fees herein.

      4. The term of this Agreement shall commence as of the date hereinabove indicated and continue until December 31, 1984, and thereafter shall be deemed to be renewed automatically, upon the same terms and conditions, for successive periods of one year each, until either party, at least 60 days prior to the expiration of the original term or of any extended term, shall give written notice to the other party of its intention not to renew the Agreement.

      5. It is understood that (a) Equitable, any of its affiliates or subsidiaries, will invest for their own account and may act as investment adivser for others and that Equitable or such others or persons or organizations affiliated with Equitable could have investment interests adverse to the interests of Colorado Life in the same or related investments, (b) Equitable is not obligated to make available to Colorado Life any particular investment opportunity which comes to Equitable or its subsidiaries or affiliates, regardless of whether such opportunity is consistent with the investment policies of Colorado Life; and (c) Colorado Life shall retain full control over its investment activities, and Equitable or any of its affiliates or subsidiaries shall have no power or authority by virtue of this Agreement, whether as agent or otherwise, to obligate or commit Colorado Life for the acquisition or disposition of any investment.

      6. No assignment of this Agreement shall be made by Equitable without the consent of Colorado Life.

      7. Subject to the foregoing Clause 6, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

Dated:  April 16, 1984

                                        THE EQUITABLE LIFE ASSURANCE
                                        SOCIETY OF THE UNITED STATES

                                        By  /s/ Ruth Block
                                            -----------------------------------

                                        EQUITABLE LIFE ASSURANCE
                                        SOCIETY OF COLORADO INC.

                                        By  /s/ [illegible]
                                            -----------------------------------

              AMENDMENT TO THE AGREEMENT FOR COOPERATIVE AND JOINT
         USE OF PERSONNEL, PROPERTY AND SERVICES BETWEEN THE EQUITABLE
              LIFE ASSURANCE SOCIETY OF THE UNITED STATES AND THE
                          EQUITABLE OF COLORADO, INC.


      Clause 4 is hereby restated and amended to read as follows:

               The terms of this Agreement shall commence as of the date hereinabove indicated and continue until December 31, 1984, and thereafter shall be deemed to be renewed automatically upon the same terms and conditions, for successive periods of one year each, unless sooner terminated by either party upon furnishing the other party with 90 days written notice of its intention to terminate the Agreement as of the end of such 90 day period.


                                        THE EQUITABLE LIFE ASSURANCE
                                        SOCIETY OF THE UNITED STATES

                                        By  /s/ Ruth Block
                                            -----------------------------------

                                        Date  7-30-85
                                            -----------------------------------

                                        THE EQUITABLE OF COLORADO, INC.

                                        By  /s/ Melvin Stein
                                            -----------------------------------

                                        Date  7/30/85
                                            -----------------------------------